Tidelands Royalty Trust “B”	Exhibit 99.1

News Release

TIDELANDS ROYALTY TRUST “B”

ANNOUNCES SECOND QUARTER CASH DISTRIBUTION

DALLAS, Texas, June 18, 2013 – Tidelands Royalty Trust “B” (OTC BB: TIRTZ) (“Tidelands”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.078200 per unit, payable on July 12, 2013, to unitholders of record on June 28, 2013. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at
http://www.tirtz-tidelandsroyaltytrust.com/.

The distribution this quarter decreased to $0.078200 per unit from $0.139526 per unit last quarter. Royalties received this quarter as compared to the last quarter decreased due to decreased oil and natural gas production, which was partially offset by slightly higher oil prices. Natural gas prices remained virtually unchanged.

Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.

*    *    *

Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management
Toll Free – 1.800.985.0794